Exhibit 10.3

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) dated May 7, 2018 (the “Transition Date”), is by and between Max Scheder-Bieschin (“Executive”) and Ekso Bionics Holdings, Inc., a Nevada corporation (the “Company”). Executive and the Company are sometimes referred to herein collectively as the “Parties”.

WHEREAS, Executive and the Company are Parties to that certain employment agreement, dated January 15, 2014 (the “Employment Agreement”);

WHEREAS, Executive has indicated his intention to transition from his position as Chief Financial Officer of the Company;

WHEREAS, in order to provide for the transition of Executive’s current responsibilities, the Company and Executive have entered into this Agreement, pursuant to which Executive has agreed to remain with the Company as an employee during a transition period;

WHEREAS, the Parties to this Agreement wish to set forth clearly the terms and conditions of Executive’s transition from his current role and his separation from the Company, including the terms and benefits that the Company will provide; and

WHEREAS, effective on the Transition Date, this Agreement shall partially supersede and replace the Employment Agreement as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties have agreed and do hereby agree as follows:

1.             Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.             Transition Date.

(a)       Transition Date. From the Transition Date and until the earlier of (i) July 31, 2018, or (ii) the date on which the Company appoints a new chief financial officer of the Company but in no event later than September 30, 2018 (the “Transition Period”), Executive’s employment with the Company shall continue as set forth herein unless earlier terminated as set forth in Section 2(b) below. During the Transition Period, Executive shall provide the services set forth in the Employment Agreement in a diligent and professional manner; provided, that Executive’s title, duties, reporting responsibilities, and/or level of responsibilities may be altered or diminished at the discretion of the Company and any such change shall not trigger “Good Reason” under the Employment Agreement or otherwise. Executive agrees to assist with the transition of his responsibilities as Chief Financial Officer during the Transition Period, including to a successor to his role, if applicable. Executive’s services during the Transition Period is not intended to constitute a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, and the regulations promulgated thereunder and Executive and Company agree and anticipate that the level of services that Executive will perform following the Transition Date will exceed the maximum level that is presumed to result in a “separation from service” in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

(b)       Termination. If, prior to the expiration of the Transition Period, Executive’s employment ends due to (i) Executive’s termination by the Company with or without Cause, or (ii) Executive’s death or Disability, the applicable terms of the Employment Agreement shall govern such termination and this Agreement shall terminate. Executive may not resign for Good Reason during the Transition Period. At the conclusion of the Transition Period, Executive’s employment with the Company shall automatically terminate and will constitute Executive’s resignation form any director and/or officer positions in accordance with Section 4.7 of the Employment Agreement.

(c)       Compensation and Benefits. During the Transition Period, Executive shall be continue to be entitled to receive his current Base Salary at the annual rate of $278,000, paid in accordance with the Company’s normal payroll practices and subject to any applicable tax withholding obligations in accordance with Section 3.1 of the Employment Agreement. In addition, during the Transition Period, Executive shall remain eligible for the insurance coverage and benefits under the Company’s employee benefit plans, programs and policies as set forth in Section 3.3 of the Employment Agreement and for vacation and paid time off as set forth in Section 3.4 of the Employment Agreement. Except as otherwise expressly provided in this Agreement, Executive’s right to any and all Company benefits will terminate on the last day of the Transition Period.

(d)       Separation Payments. At the end of the Transition Period, Executive shall be entitled to the payments and benefits described below (collectively, the “Severance Benefits”) for the twelve (12) month period following his separation date (the “Severance Period”), subject to (A) his entering into, not revoking and fully complying with this Agreement, including the provisions that are incorporated by reference herein, and (B) his execution and non-revocation of a second full release of claims, a copy of which is attached hereto as Exhibit A, within 35 days after the last day of the Transition Period (the end of such 35-day period, the “Release Effective Date”).

(i)       Payment of Executive’s then current Base Salary over the Severance Period, subject to the Company’s regular payroll practices and required withholdings.

(ii)       If and to the extent the Milestones are achieved for the Annual Bonus (as described in Section 3.2 of the Employment Agreement) with respect to fiscal year 2018, Executive shall be eligible for a pro-rata portion of such Annual Bonus based on the number of days Executive was an employee of the Company in fiscal year 2018, which pro rata bonus, if earned, shall be paid when annual bonuses are generally paid to other senior executives of the Company and in no event later than March 15, 2019; provided, that, annual bonuses are actually paid to other senior executives of the Company. If the Company determines to pay discretionary annual bonuses to the senior executives of the Company or to pay bonuses based on metrics other than as described in Section 3.2 of the Employment Agreement, Executive’s bonus amount shall be determined in similar manner to such other executives and as if he had been continuously employed for fiscal year 2018, prorated for the days employed in such year. At the Company’s discretion, such amount (to the extent earned and payable) may be satisfied by issuing to Executive a whole number of shares of Company common stock having an aggregate grant date fair market value equal to the bonus, with any amount that would result in a fractional share to be paid in cash.

(iii)       The Company shall pay Executive in an amount in cash (less all applicable employment and tax withholdings) equal to the amount of the employer matching contributions that would otherwise be made under the Company’s defined contribution retirement plan (based on Executive’s salary deferral rate at the end of the Transition Period) for Executive as if Executive had remained employed until December 31, 2018 and paid at such time or times as when matches under the Company’s defined contribution retirement plan are made to active participants. At the Company’s discretion, such amount may be satisfied by issuing to Executive a whole number of shares of Company common stock having an aggregate grant date fair market value equal to the matching contributions, with any amount that would result in a fractional share to be paid in cash

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(iv)       Subject to Executive’s timely election under COBRA, payment of a portion of Executive’s COBRA premiums for the Severance Period, which benefits shall be paid for by the Company to the same extent that the Company paid for health insurance for Executive prior to termination. Executive will thereafter be responsible for the payment of COBRA premiums (including, without limitation, all administrative expenses) for any remaining COBRA period. Notwithstanding the foregoing, in the event that the Company determines, in its sole discretion, that the Company may be subject to a tax or penalty pursuant to Code Section 4980D as a result of providing some or all of the payments described in this Section 4(d)(iv), the Company may reduce or eliminate its obligations under this Section 4(d)(iv) to the extent it deems necessary, with no offset or other consideration required.

(v)       Each outstanding equity award held by Executive as of the last day of the Transition Period (collectively, the “Equity Awards”) granted pursuant to the Company’s equity plan and the award agreements by and between the Company and Executive (the “Award Agreements”), shall become vested on the Release Effective Date with respect to the number of shares subject thereto as if Executive had continued employment with the Company during the Severance Period. For any Equity Awards that are stock options held by Executive, the Company hereby extends the post-termination exercise period until the expiration date set forth in the applicable Award Agreement.

(e)       Consulting Services. At the end of the Transition Period, Executive will serve as a consultant for purposes of providing transition and other services that may be requested by the Company for the duration of a period that is mutually agreed upon by the Parties (such agreed upon period, the “Consulting Period”) but in no event extending beyond December 31, 2018. After the last day of the Transition Period, Executive will not hold himself out as an employee or representative of the Company, nor negotiate or enter into any agreements on behalf of the Company. The Company agrees to pay to Executive $250.00 per hour or $1,400 per day during the Consulting Period for the performance of the services plus reasonable expenses (including travel expenses), which payment will be made on monthly basis no later than the tenth day of the calendar month following the calendar month during which Executive performed the services hereunder. Unless expressly agreed to by Executive in writing, the Company shall not require Executive to provide more than twenty (20) hours of assistance during any calendar month during the Consulting Period. Executive agrees that during the term of the Consulting Period, Executive shall continue to be subject to Sections 5, 6, 7, 8 and 10 of the Employment Agreement.

3.             Covenants.

(a)       Employment Agreement Covenants. During the Transition Period and the applicable post-termination period set forth in the Employment Agreement following the end of the Transition Period, Executive acknowledges and agrees that he will remain subject to the covenants set forth in Sections 5, 6 and 7 of the Employment Agreement. Executive and the Company agree and acknowledge that each Party will continue to comply with his or its respective obligations set forth in Section 10 of the Employment Agreement.

(b)       Non-Disparagement. Executive shall, at all times during the Transition Period and thereafter, refrain from making statements, written or oral, that denigrate, disparage or defame the goodwill or reputation of the Company, the Company’s Board of Directors or the officers, directors or employees of the Company, except as required by legal process. Executive further agrees not to make any negative statement to third parties relating to his employment or any aspect of the businesses of the Company and not to make any statements to third parties about the circumstances of his separation from the Company, or about the Company or its trustees, directors, officer, security holders, partners, agents or former or current employees and directors, except as required by legal process.

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4.            Release.

(a)       Executive’s Release of Claims. In return for the Severance Benefits and such other consideration given to Executive by the Company as described in this Agreement, and subject to Section 4(c) below, Executive and his representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any affiliate of the Company, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the date this Agreement is signed (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the California Fair Employment and Housing Act, and the California Family Rights Act, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, any claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other benefit. Executive likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested equity, (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (iv) any claim for indemnification under the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for indemnification of the Executive, (v) any claims for coverage under any D&O or other similar insurance policy or (vi) any claims related to Executive’s employment or termination of employment arising after the execution date of this Agreement.

(b)       Age Discrimination Claims. Executive understands and agrees that, by entering into this Agreement, (i) he is waiving any rights or claims he might have under the ADEA, as amended by the Older Workers Benefit Protection Act; (ii) he has received consideration beyond that to which he was previously entitled; (iii) he has been advised to consult with an attorney before signing this Agreement; and (iv) he has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to his execution of the Agreement. Executive may revoke this Agreement (by written notice to the Company’s Chief Executive Officer at the Company’s notice address set forth in the Employment Agreement) for a period of seven (7) days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by the Executive.

(c)       Section 1542 Waiver. Executive understands and agrees that the Released Claims include not only claims presently known to the Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 4(a), above. Executive understands that he may hereafter discover facts different from what he now believes to be true, which if known, could have materially affected this Agreement, but he nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

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A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HIS MUST HAVE MATERIALLY AFFECTED HIS OR HIS SETTLEMENT WITH THE DEBTOR.

(d)       Covenant Not to Sue. Executive hereby represents that he has not filed or commenced any proceeding against the Released Parties, and hereby covenants and agrees not to file or commence any proceeding against the Released Parties with respect to any claims subject to this release and waiver of claims. Executive also agrees that if he breaches this covenant, then he authorizes the Released Parties to, and each shall have the right to, cause any such proceeding to be dismissed on the grounds that Executive has completely released and waived such proceeding.

5.            Protected Rights.

(a)       Notwithstanding anything to the contrary in this Agreement, Executive understands that nothing in this Agreement is intended to prohibit Executive and Executive is not prohibited from reporting possible violations of law to, filing charges with, making disclosures protected under the whistleblower provisions of U.S. federal law or regulation, or participating in investigations of U.S. federal law or regulation by the U.S. Securities and Exchange Commission, National Labor Relations Board, Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Justice, the U.S. Congress, any U.S. agency Inspector General or any other self-regulatory agencies or federal, state or local governmental agencies (collectively, “Government Agencies,” and each a “Government Agency”). Accordingly, Executive does not need the prior authorization of the Company to make any such reports or disclosures or otherwise communicate with Government Agencies and is not required to notify the Company that Executive has engaged in any such communications or made any such reports or disclosures. Executive agrees, however, to waive any right to receive any monetary award resulting from such a report, charge, disclosure, investigation or proceeding, except that Executive may receive and fully retain any award from a whistleblower award program administered by a Government Agency.

(b)       In addition, Executive is advised that 18 U.S.C. § 1833(b) states:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, Executive has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

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6.             Employment Agreement Survival. Executive and the Company hereby acknowledge and agree that Sections 5, 6, 7, 9, 10 and 12 of the Employment Agreement hereby survive and shall continue in effect during the Transition Period and during any application post-termination period as set forth in the Employment Agreement.

7.             Section 409A.

(a)       Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, if any, are considered deferred compensation under Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has had a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)       Any severance payments or benefits under this Agreement that would be considered Deferred Payments will be paid or will commence on the thirty-fifth (35th) day following Executive’s separation from service (with the first payment equal to the unpaid amounts of severance that accrued during the thirty-five (35) days following the date of termination), or, if later, such time as required by the next paragraph.

(c)       Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that would otherwise have been payable within the first six (6) months following Executive’s separation from service, will be paid on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service, but in no event later than seven months after the date of such separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(d)       Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constituted Deferred Payments. For this purpose, the “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

(e)       To the extent that the reimbursement of any expenses or the provision of any in-kind benefits pursuant to this Agreement is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided hereunder during any one calendar year shall not affect the amount of such expenses eligible for reimbursement or in-kind benefits to be provided hereunder in any other calendar year; (ii) all such expenses eligible for reimbursement hereunder shall be paid to Executive as soon as administratively practicable after any documentation required for reimbursement for such expenses has been submitted, but in any event by no later than December 31st of the calendar year following the calendar year in which such expenses were incurred; and (iii) Executive’s right to receive any such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

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(f)       The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Employer and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.             Miscellaneous.

(a)       Governing Law. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to principles of law that would apply the law of another jurisdiction.

(b)       Severability.  If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(c)       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

*End of Agreement*

Signature page follows

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Transition Date.

EKSO BIONICS HOLDINGS, INC., a Nevada company

By:
Name:
Title:

EXECUTIVE:
Name: Max Scheder-Bieschin

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT

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Exhibit A

Supplement Release Agreement

This Supplement Release Agreement (the “Agreement”) is entered into by and between Ekso Bionics Holdings, Inc. (the “Company”) and Max Scheder-Bieschin (“Executive”) (collectively, “Parties”).

RECITALS

WHEREAS, the Company and Executive have determined that Executive’s last day of employment with the Company will be __________ (the “Date of Termination”) in accordance with the terms of the Transition Services Agreement by and between Executive and the Company, dated May __, 2018 (the “Transition Agreement”); and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Transition Agreement.

ACCORDINGLY, the Parties agree as follows:

1.       Resignation. Executive hereby resigns from employment with the Company and any other position held with the Company or any Affiliate, effective as of the Date of Termination. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

2.       General Release. Executive and Executive’s representatives, heirs, successors, and assigns do hereby completely release and forever discharge the Company, any Affiliate, and its and their present and former shareholders, officers, directors, agents, employees, attorneys, successors, and assigns (collectively, “Released Parties”) from all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, which Executive may have now or in the future arising from any act or omission or condition occurring on or prior to the Effective Date (as defined below) (including, without limitation, the future effects of such acts, omissions, or conditions), whether based on tort, contract (express or implied), or any federal, state, or local law, statute, or regulation (collectively, the “Released Claims”). By way of example and not in limitation of the foregoing, Released Claims shall include any claims arising under the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, Executive Retirement Income Security Act of 1974, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, and the California Family Rights Act, the California Labor Code, all as amended, along with their implementing regulations, as well as any claims asserting wrongful termination, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability. Released Claims shall also include, but not be limited to, any claims for severance pay, bonuses, sick leave, vacation pay, life or health insurance, or any other benefit. Executive likewise releases the Released Parties from any and all obligations for attorneys’ fees incurred in regard to the above claims or otherwise. Notwithstanding the foregoing, Released Claims shall not include (i) any claims based on obligations created by or reaffirmed in this Agreement; (ii) any vested retirement benefits or vested equity, or (iii) any claims which by law cannot be released, including without limitation unemployment compensation claims and workers’ compensation claims (the settlement of which would require approval by the California Workers’ Compensation Appeals Board), (iv) any claim for indemnification under California Labor Code § 2802, the Employment Agreement, the Company’s bylaws or certificate of incorporation, or any agreement providing for indemnification of Executive, (v) any claims for coverage under any D&O or other similar insurance policy or or (vi) as set forth in Section 6 below.

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3.       Section 1542 Waiver. Executive understands and agrees that the Released Claims include not only claims presently known to Executive, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Released Claims as described in Section 2, above. Executive understands that Executive may hereafter discover facts different from what Executive now believes to be true, which if known, could have materially affected this Agreement, but Executive nevertheless waives any claims or rights based on different or additional facts. Executive knowingly and voluntarily waives any and all rights or benefits that Executive may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.       Covenant Not to Sue. Executive shall not bring a civil action in any court (or file an arbitration claim) against the Company or any other Released Party asserting claims pertaining in any manner to the Released Claims. Executive understands that this Section 4 does not prevent Executive from filing a charge with or participating in an investigation by a governmental administrative agency; provided, that, except for awards made pursuant to a government-administered whistleblower award program as set forth in Section 6 below, Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

5.       Age Discrimination Claims. Executive understands and agrees that, by entering into this Agreement, Executive (i)  is waiving any rights or claims Executive might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii)  has received consideration beyond that to which Executive was previously entitled; (iii)  has been advised to consult with an attorney before signing this Agreement; and (iv)  has been offered the opportunity to evaluate the terms of this Agreement for not less than twenty-one (21) days prior to execution of the Agreement. Executive may revoke this Agreement (by written notice to the Company’s Chief Executive Officer at the Company’s notice address set forth in the Compensation Agreement) for a period of seven (7) days after execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Executive. Executive understands and agrees that any notice of resignation must be delivered in a manner such that it is received by the Company’s Chief Executive Officer by the end of the seventh (7th) day after Executive executes this Agreement; and, further, if any modifications are made to this Agreement before Executive executes it, the twenty-one (21) day consideration period will not restart on account of those modifications.

6.       Protected Rights; Defend Trade Secrets Act Notification.

(a)       Executive is advised and understands that nothing in this Agreement prevents Executive from filing a charge with, or participating in an investigation, by or reporting an alleged violation of law to a governmental administrative agency such as the U.S. Equal Employment Opportunity Commission, the U.S. National Labor Relations Board, or the U.S. Securities and Exchange Commission; provided, that Executive waives any right to receive any monetary award resulting from such a report, charge or investigation, except pursuant to a government administered whistleblower award program.

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(b)       The Company hereby provides Executive with notice that 18 U.S.C. § 1833(b) states as follows:

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, notwithstanding anything to the contrary in this Agreement or in the Company’s Proprietary Information Agreement, Executive understands that Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Executive understands that Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive understands and acknowledges that nothing in this Agreement nor in the Company’s Proprietary Information Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

7.       Non-admission. The Parties understand and agree that the furnishing of the consideration for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by the Company. The liability for any and all claims is expressly denied by the Company.

8.       Entire Agreement. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement among the Parties hereto with regard to the subject matter hereof and thereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained or referenced herein.

9.       Amendments; Waivers. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

10.       Successors and Assigns. Executive represents that Executive has not previously assigned or transferred any claims or rights released by Executive pursuant to this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Released Party.

11.       Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of California, without regard to conflict of laws provisions. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the County of Contra Costa, State of California (or, if appropriate, a federal court located within California and having jurisdiction of the area including Contra Costa Country), and the Company and Executive each consents to the jurisdiction of such a court. The Company and Executive each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

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12.       Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any Party. By way of example and not in limitation, this Agreement shall not be construed in favor of the Party receiving a benefit nor against the Party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

13.       Representation by Counsel. The Parties acknowledge that (i) they have had the opportunity to consult counsel in regard to this Agreement; (ii) they have read and understand the Agreement and they are fully aware of its legal effect; and (iii) they are entering into this Agreement freely and voluntarily, and based on each Party’s own judgment and not on any representations or promises made by the other Party, other than those contained in this Agreement.

14.       Counterparts. This Agreement may be executed in counterparts. True copies of such executed counterparts may be used in lieu of an original for any purpose.

15.       Effective Date. This Agreement shall become effective on the eighth (8th) day after the date executed by Executive (the “Effective Date”), but only if the Agreement is not revoked as provided in Section 5. If the Agreement is revoked, it shall be null and void.

The Parties have duly executed this Agreement as of the dates noted below.

/s/ Max Scheder-Bieschin		Date:	May 7, 2018
Max Scheder-Bieschin

Ekso Bionics Holdings, Inc.

By:	/s/ Jack Peurach	Date:	May 7, 2018
Its:	Chief Executive Officer

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